Exhibit 99.1

Manny Villafaña Discusses FDA Update for Kips Bay Medical

Minneapolis, MN, September 20, 2011 (BUSINESS WIRE) —Manny Villafaña, Chairman and Chief Executive Officer of Kips Bay Medical (NASDAQ: KIPS), announced that the FDA continues to require additional information from the Company prior to allowing the Company to pursue a clinical study of its eSVS® MESH in the United States.  In its most recent communication, the FDA has advised the Company that, at this time, it does not believe that the Company has provided sufficient data to support the Company’s request for an investigational device exemption (“IDE”) for the eSVS MESH.  The FDA also indicated that it will review such additional information when it becomes available.

The Company has been and will continue to diligently pursue additional clinical studies in Europe and the United Arab Emirates (“UAE”) which are intended to generate data on the efficacy of the eSVS MESH to support clinical usage and reimbursement decisions internationally.  The Company believes that the results from the European studies will provide the additional data necessary to obtain an IDE from the FDA.

Over the next three months, Kips Bay expects to initiate several post market clinical studies of the eSVS Mesh for use with saphenous vein grafts during coronary artery bypass surgery.  These studies will primarily involve several prestigious cardiovascular centers across Europe.  These controlled clinical studies will assess short term and long term patency of saphenous vein grafts treated with the eSVS Mesh.

The European studies will include one large prospective, multi-center, randomized, controlled clinical study in 300 patients assessing the short (three to six-month) and long term (two-year) patency of the eSVS Mesh compared to a control graft without an eSVS Mesh;  and one prospective, multi-center registry study assessing the short term (six-month) patency of the eSVS Mesh by CT angiography in 100 patients.  In the 100 patient registry study, all saphenous vein grafts eligible for the eSVS Mesh will receive a device which will help address the role of the eSVS Mesh during routine coronary artery bypass procedures.

In addition to the European studies, the Company has commenced a retrospective study of patients implanted with commercially available eSVS Mesh devices at the American Hospital in Dubai, UAE.  In this study, follow-up CT angiography will be performed on ten patients approximately 6 months post implant and will assess overall device patency for these commercially implanted patients.

The Company has engaged a European reimbursement services firm to participate in the development of the European clinical study protocols to ensure that all appropriate data is collected to support favorable reimbursement decisions.  In addition, this firm has been engaged to develop an economic model which will allow us to estimate the financial benefits to the health care system in a manner generally recognized and accepted by reimbursement agencies throughout Europe.

Mr. Villafaña said “While we are disappointed with the news from the FDA, we remain confident that our European studies will demonstrate the improved patency of grafts treated with the eSVS Mesh as compared to untreated grafts.  We will then present this data to the FDA as further evidence supporting our request for an IDE.”

The Company is currently selling the eSVS MESH in six countries and estimates that since the beginning of its International Clinical Trial, over 250 eSVS MESH devices have been implanted world-wide.

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS MESH for use in coronary artery bypass grafting surgery. Our eSVS MESH is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.kipsbaymedical.com.

Safe Harbor

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) FDA review of additional information in the future; (ii) our belief that results of European studies will provide information that will support IDE issuance; (iii) the timetables for, design of, and use of data from future studies; and (iv) the ability of our economic model to estimate benefits to European health care systems are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to, the potential for the FDA’s refusal to grant, or delays in granting, IDE approval; lack of growth, or declines, in CABG procedures; unanticipated negative results in clinical trials and other factors detailed from time to time in our SEC filings, including our annual report on Form 10-K filed on March 31, 2011 and subsequent periodic reports. We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Financial Officer,  +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com